Exhibit 4.13

Supplemental Agreement to

Share Transfer Agreement

ESPORT - WIN LIMITED

and

BIT Mining Limited

and

Alliance International Technologies Limited

Signing Date: January 9, 2024

This Supplemental Agreement to Share Transfer Agreement (hereinafter referred to as “Supplemental Agreement”) is made and entered into for the purpose of this Supplemental Agreement on January 9, 2024 (hereinafter refereed to as “Signing Date”) by and between:

Party A: ESPORT - WIN LIMITED

Registered Address: Unit 417, 4th Floor, Tower Two Lippo Centre, 89 Queensway, Admiralty, Hong Kong

Party B: BIT Mining Limited

Registered Address: PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

Party C: Alliance International Technologies Limited

Registered Address: PO Box 4301, Road Town, Tortola, British Virgin Islands

Hereinafter, Party A, Party B and Party C are individually referred to as “Party” and collectively as “Parties”.

1.	Party A is a company duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (hereinafter referred to as “Hong Kong”).
2.

Party B is a company duly incorporated and validly existing under the laws of the Cayman Islands, listed on the New York Stock Exchange (Stock Code: BTCM), and legally holds or will legally hold at the time of the first closing, 100% of the issued shares of Party C ((hereinafter referred to as “Alliance” ), a company duly incorporated and validly existing under the laws of the British Virgin Islands. Alliance legally holds 100% of the issued Shares of Hong Kong Sunstar Technology Co., Limited (hereinafter referred to as “Target Company” or “HK Sunstar”), a company duly incorporated and validly existing under the laws of Hong Kong. HK Sunstar legally holds 100% of the issued shares of Beijing Guixinyanghang Technology Co., Ltd. (hereinafter referred to as “Beijing Guixin”), a company duly incorporated and validly existing under the laws of the People’s Republic of China. Beijing Guixin legally holds 100% of the issued shares of Shenzhen

Chuangyinghuanyu Network Technology Co., Ltd. (hereinafter referred to as “Shenzhen Chuangying”), a company duly incorporated and validly existing under the laws of the People’s Republic of China. Beijing Guixin and Shenzhen Chuangying are collectively referred to as the "Subsidiaries". The details of Party B’s holding of Alliance, HK Sunstar and its Subsidiaries are as specified in Exhibit 1 of this Supplemental Agreement.

3.

Party A and Party B entered into the Share Transfer Agreement dated December 28, 2023 (the "Original Agreement"). The Original Agreement provides for Party A to acquire 100% of the issued shares in Party C held by Party B.

4.	The Parties agree to conclude a supplemental agreement pursuant to Article 12.2 of the Original Agreement with respect to the undetermined issues in the Original Agreement.
5.	Now, therefore, through mutual discussion, the Parties have reached the following agreements:

Article 1Definition

1.1	Except for otherwise provided herein, the term used herein shall have the same meaning as that of the term used in the Original Agreement.

Article 2Target Shares of the Transaction

2.1	The Parties agree to amend the target company of the Original Agreement from Party C to HK Sunstar (hereinafter referred to as the “Target Company”)
2.2	The Parties agree to amend the target shares of the Original Agreement from 100% of the issued shares of Party C to 100% of the issued shares of HK Sunstar (the “Target Shares”).
2.3

The Parties agree that on the date of closing Party A be registered as the sole shareholder of the Target Company. Details of holding of the Target Company, together with their subsidiaries, by Party A after Closing are set out in the Exhibit II of this Supplemental Agreement.

Article 3Effectiveness and Termination

3.1

This Supplemental Agreement is executed on the date first above written and shall take effect as of such date. If the Original Agreement were extended or terminated, this Supplemental Agreement shall be simultaneously extended or terminated.  This Supplemental Agreement and the Original Agreement shall be equally binding to the Parties.

Article 4Governing Law and Resolution of Disputes

4.1	The execution, effectiveness, construction, performance, amendment and termination of this Supplemental Agreement and the resolution of disputes hereunder shall be governed by the laws of Hong Kong.

4.2

Any disputes related to this Supplemental Agreement shall first be resolved through negotiation by the Parties. If the Parties fail to resolve the dispute through sincere negotiation, either party may submit the dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the then-effective arbitration rules of the arbitration commission and apply the simplified procedure. The place of arbitration is Hong Kong, China, and the language of arbitration is Chinese. The arbitration decision is final and binding on the Parties involved.

4.3

Upon the occurrence of any disputes arising from the construction and performance of this Supplemental Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Supplemental Agreement shall continue to exercise their respective rights under this Supplemental Agreement and perform their respective obligations under this Supplemental Agreement.

Article 5Severability

5.1	This Supplemental Agreement shall constitute an inseparable part of the Original Agreement. Except for otherwise expressly revised or superseded herein, the provisions of the Original Agreement shall remain in effective.

5.2

In the event that one or several of the provisions of this Supplemental Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Supplemental Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

Article 6Language and Counterparts

6.1

This Supplemental Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; In the event of inconsistency between the two language versions of the Agreement, the Chinese version shall prevail.

(Exhibits and Signature Page to Follow.)

(Signature Page of the Supplemental Agreement to Share Transfer Agreement)

Party A: ESPORT - WIN LIMITED

Authorized Representative (Sign):

Party B: BIT Mining Limited

Authorized Representative (Sign):

Party C: Alliance International Technologies Limited

Authorized Representative (Sign):

Exhibit I: Shareholding Structure of Party C, the Target Company and its subsidiaries held by Party B

Exhibit II: Shareholding Structure of the Target Company and its subsidiaries held by Party A after Closing